Exhibit 99.1

Heritage Reports Third Quarter 2024 Results

Tampa, FL – November 6, 2024: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported third quarter of 2024 financial results.

Third Quarter 2024 Result Highlights

•	Net income of $8.2 million or $0.27 per diluted share, improved from net loss of ($7.4) million or ($0.28) per diluted share in the prior year quarter.

•	Gross premiums earned of $354.2 million, up 5.1% from $337.0 million in the prior year quarter.

•	Net premiums earned of $198.8 million, up 12.6% from $176.6 million in the prior year quarter.

•	Net loss ratio of 65.4%, an improvement of 9.0 points from 74.4% in the prior year quarter.

•	Net expense ratio of 35.2%, down 1.2 points from 36.4% in the prior year quarter.

•	Net combined ratio of 100.6%, an improvement of 10.2 points from 110.8% in the prior year quarter.

“Our thoughts go out to the many people that were impacted by the devastating hurricanes that affected so many communities across the Southeastern United States.” remarked Ernie Garateix, Heritage CEO. “Our focus has been on providing our policyholders with the support and response that they expect and need as we assist them with their recovery. To accomplish this, we have deployed our resources as well as those of our outsourced providers throughout the affected areas and have participated in numerous insurance hurricane villages, where we meet personally with policyholders to assist with their claims. While the recovery will take time, I am very proud of our employees and their commitment to our policyholders to help them through this challenging time.”

Mr. Garateix continued, “While I am proud of the support that we have provided to our policyholders, I am also very proud of our third quarter financial results which clearly demonstrate the successful execution of our strategic initiatives focused on attaining rate adequacy and improving our underlying portfolio. A core objective of our strategy has been to position Heritage to sustain a hurricane loss while maintaining our profitability. I am pleased to note that even with $48.0 million of retained hurricane losses in the quarter, we have achieved this goal, reporting net income of $8.2 million in the third quarter. That said, we have much more to accomplish as we now pivot our strategy to one of controlled growth. I remain very optimistic about the opportunities that lie ahead for our company, employees and shareholders.”

Strategic Profitability Initiatives

Over the past three years the Company has focused on three main strategic initiatives, including:

•	Generating underwriting profit through rate adequacy and more selective underwriting.

•	Allocating capital to products and geographies that maximize long-term returns.

•	Maintaining a balanced and diversified portfolio.

Mr. Garateix added, “Although we will continue to strive for continuous improvement in meeting each of our strategic initiatives, considerable progress has been made as evidenced by our results this quarter. Looking forward, we will continue to focus on these three areas while pivoting our strategy to one of controlled growth with the opening of many geographies that have been closed for the past two years.”

Notable Achievements of Our Strategic Profitability Initiatives Since Launch in 2022

•	11 consecutive quarters of achieving in-force premium growth.

•	Launched E&S in several states that has now grown to over $45 million of in-force premium.

•	Grew the commercial portfolio by over $150 million of in-force premium.

•	Achieved rate adequacy in over 80% of total territories and expect to be at 90% in early 2025.

•	Reduced exposures in over concentrated areas and in geographies where adequate rates were not achieved.

•	Achieved profitability in a quarter marked by two hurricanes with combined losses exceeding one full retention.

•	No state makes up over 30% of our total exposures.

Mr. Garateix, concluded, “Given the improved rate adequacy across our footprint, we organically wrote more new admitted policies in the Southeast and the Northeast compared to the second quarter of 2024 as well as the prior year period as we pursue a controlled growth strategy designed to accelerate our revenue and earnings growth. Importantly, we believe we have the infrastructure in place today to support this expansion which should provide scale benefits over time. We have also seen a reduction in abusive claims practices, which had been driving up insurance premiums in Florida, following the recent enactment of legislative reforms. We believe that the benefits of this legislation will be further demonstrated by the ultimate catastrophe losses from this quarter’s hurricanes with insureds receiving fair settlements and with limited claims abuse, which we expect will have a favorable impact on reinsurance rates.”

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize strategic growth and achieve robust return on equity with the business generated. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three and nine months ended September 30, 2024 and 2023 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Change		2024	2023	Change
Total revenues	$211,849	$186,300	13.7%		$606,721	$548,532	10.6%
Net income (loss)	$8,152	$(7,424)	209.8%		$41,246	$14,363	187.2%
Earnings (loss) per share	$0.27	$(0.28)	196.4%		$1.35	$0.55	145.5%

Book value per share	$9.10	$5.65	61.1%		$9.10	$5.65	61.1%
Return on equity *	12.2%	(19.0)%	31.2	pts	22.0%	13.6%	8.4	pts

Underwriting summary
Gross premiums written	312,986	309,510	1.1%		1,094,200	1,016,378	7.7%
Gross premiums earned	354,197	336,976	5.1%		1,045,658	984,012	6.3%
Ceded premiums	(155,356)	(160,335)	(3.1)%		(477,076)	(464,539)	2.7%
Net premiums earned	198,841	176,641	12.6%		568,582	519,473	9.5%

Ceded premium ratio	43.9%	47.6%	(3.7	)pts	45.6%	47.2%	(1.6	)pts

Ratios to Net Premiums Earned:
Loss ratio	65.4%	74.4%	(9.0	)pts	59.4%	64.6%	(5.2	)pts
Expense ratio	35.2%	36.4%	(1.2	)pts	36.3%	35.7%	0.6	pts
Combined ratio	100.6%	110.8%	(10.2	)pts	95.7%	100.3%	(4.6	)pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Third Quarter 2024 Results:

Third quarter 2024 net income was $8.2 million or $0.27 per diluted share, compared to net loss of ($7.4) million or ($0.28) per diluted share in the prior year quarter, primarily driven by the increase in net premiums earned and higher net investment income outpacing the increase in higher acquisition costs, with lower losses and loss adjustment expenses and general expenses. The improvement in net income is attributable to the positive impact of rate actions, underwriting actions, and targeted exposure management taken over the last several years, which continue to favorably impact results. These and other actions resulted in growth of 12.6% in net premiums earned, a 42.7% increase in net investment income, and a 1.0% decrease in net losses and LAE. Policy acquisition costs increased 14.4%, which was attributable to costs that vary with gross premiums written and changes in unearned premium, as well as a reduction in ceding commission income on the net quota share reinsurance contract. General and administrative costs decreased 1.5% driven primarily by human capital and consulting costs, partly offset by a reduction of the benefit of ceding commission income.

Premiums-in-force were $1.4 billion as of third quarter 2024, an increase of 6.0% compared to $1.3 billion as of third quarter 2023. The third quarter 2024 represents our eleventh consecutive quarter of driving higher in-force premium despite reductions in policy count.

Gross premiums written of $313.0 million were up 1.1% from $309.5 million in the prior year quarter, reflecting a higher average premium per policy throughout the book of business. The increase in average premium is driven by rating actions and use of inflation guard, which ensures appropriate property values, partly offset by specific intentional targeted exposure management, which is expected to level.

Gross premiums earned were $354.2 million, up 5.1% from $337.0 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months as described above.

Net premiums earned were $198.8 million, up 12.6% from $176.6 million in the prior year quarter, reflecting higher gross premium earned coupled with a reduction in ceded premiums for the quarter, driven by a reduction in ceded premiums associated with the net quota share program.

Ceded premium ratio was 43.9%, down 3.7 points from 47.6% in the prior year quarter driven by growth in gross premiums earned and less ceded premium as described above.

Net loss ratio decreased to 65.4%, a 9.0 point improvement from 74.4% in the same quarter last year reflecting higher net premiums earned, coupled with slightly lower net losses and LAE. The reduction in net losses and LAE was driven primarily by a reduction of attritional losses which was partly offset by higher weather losses and adverse development. Net weather losses for the current accident quarter were $63.0 million, an increase of $11.4 million from $51.6 million in the prior year quarter. Catastrophe losses in the current quarter were $48.7 million compared to $40.1 million in the prior year quarter. Other weather losses totaled $14.3 million, an increase from the prior year quarter amount of $11.5 million. Additionally, the net loss ratio was impacted by net unfavorable loss development of $6.3 million during the third quarter of 2024, compared to net unfavorable loss development of $0.8 million in the third quarter of 2023.

The net expense ratio was 35.2%, a 1.2 point improvement from the prior year quarter amount of 36.4%, driven primarily by the increase in net premiums earned outpacing the increase in higher policy acquisition costs.

Net combined ratio of 100.6% improved 10.2 points from 110.8% in the prior year quarter, driven by a lower net loss ratio and lower net expense ratio as described above.

Net investment income was $9.8 million up 2.9 million from $6.9 million in the prior year quarter reflecting actions to align the investments with the yield curve while maintaining a high quality portfolio of short duration.

The effective tax rate was 9.4% compared to 38.3% in the prior year quarter. The effective tax rate for the current year quarter was favorably impacted by updated estimates used in the quarterly tax provision as well as the benefit of interest income received from a previous year’s income tax refund, which lowered income tax expense for the quarter. The effective tax rate for the prior year quarter was impacted by a decrease of $7.2 million in the deferred tax valuation allowance related to tax elections made by Osprey Re, the Company’s captive reinsurer domiciled in Bermuda. The decrease in the valuation allowance in the prior year quarter caused the income tax benefit for the prior year quarter to be higher than the statutory rate. There was no benefit or detriment associated with a valuation allowance in the current year quarter. The impact of permanent tax differences on projected results of operations for the calendar year impacts the effective tax rate, which can also fluctuate throughout the year as estimates used in the quarterly tax provision are updated with additional information.

Supplemental Information:

Policies-in-force:	Q3 2024	Q3 2023	% Change
Florida	135,867	158,914	(14.5)%
Other States	265,224	308,683	(14.1)%
Total	401,091	467,597	(14.2)%

Premiums-in-force:
Florida	722,201,723	681,067,580	6.0%
Other States	704,779,216	665,351,760	5.9%
Total	1,426,980,939	1,346,419,340	6.0%

Total Insured Value:
Florida	103,248,922,251	104,654,005,306	(1.3)%
Other States	270,322,492,468	290,916,611,744	(7.1)%
Total	373,571,414,719	395,570,617,050	(5.6)%

Book Value Analysis:

Book Value Per Share	As Of
	September 30, 2024	December 31, 2023	September 30, 2023
Numerator:
Common stockholders’ equity	$279,344	$220,280	$151,386

Denominator:
Total Shares Outstanding	30,684,198	30,218,938	26,796,586

Book Value Per Common Share	$9.10	$7.29	$5.65

Book value per share of $9.10 at September 30, 2024, was up 24.8% from fourth quarter 2023 and up 61.1% from third quarter 2023. The increase from the comparable quarter of 2023 is primarily attributable to net income as well as a 60.6% reduction in unrealized losses on the Company’s fixed income securities portfolio. The unrealized losses are unrelated to credit risk but are instead attributable to earlier periods of rising interest rates, with the reduction in unrealized losses driven by lower interest rates in the quarter. The increase in book value per share from December 31, 2023 is attributable to 2024 year-to-date net income as well as a 44.3% reduction in unrealized losses during 2024.

Heritage does not anticipate a need to sell investments in advance of maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.19 years as the Company has extended duration to take advantage of higher yields further out on the yield curve, while still maintaining a short duration high credit quality portfolio.

Conference Call Details:

Thursday, November 7, 2024 – 12:00 p.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	September 30, 2024	December 31, 2023
ASSETS	(unaudited)
Fixed maturities, available-for-sale, at fair value	$671,761	$560,682
Equity securities, at fair value	1,936	1,666
Other investments, net	6,747	7,067

Total investments	680,444	569,415
Cash and cash equivalents	509,918	463,640
Restricted cash	10,980	9,699
Accrued investment income	5,230	4,068
Premiums receivable, net	86,570	89,490
Reinsurance recoverable on paid and unpaid claims, net	441,579	482,429
Prepaid reinsurance premiums	401,022	294,222
Income tax receivable	8,743	13,354
Deferred income tax assets, net	11,028	11,111
Deferred policy acquisition costs, net	109,441	102,884
Property and equipment, net	36,789	33,218
Right-of-use lease asset, finance	15,708	17,606
Right-of-use lease asset, operating	6,057	6,835
Intangibles, net	37,918	42,555
Other assets	12,961	12,674

Total Assets	$2,374,388	$2,153,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$775,468	$845,955
Unearned premiums	724,426	675,921
Reinsurance payable	344,486	159,823
Long-term debt, net	118,551	119,732
Advance premiums	27,936	23,900
Accrued compensation	7,312	9,461
Lease liability, finance	18,669	20,386
Lease liability, operating	7,192	8,076
Accounts payable and other liabilities	71,004	69,666

Total Liabilities	$2,095,044	$1,932,920

Stockholders’ Equity:
Common stock, $0.0001 par value	$3	$3
Additional paid-in capital	362,609	360,310
Accumulated other comprehensive loss, net of taxes	(19,731)	(35,250)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings	67,363	26,117

Total Stockholders’ Equity	279,344	220,280

Total Liabilities and Stockholders’ Equity	$2,374,388	$2,153,200

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES:
Gross premiums written	$312,986	$309,510	$1,094,200	$1,016,378
Change in gross unearned premiums	41,211	27,466	(48,542)	(32,366)

Gross premiums earned	354,197	336,976	1,045,658	984,012
Ceded premiums	(155,356)	(160,335)	(477,076)	(464,539)

Net premiums earned	198,841	176,641	568,582	519,473
Net investment income	9,801	6,867	28,121	19,048
Net realized gains (losses) and impairment	6	(379)	17	(49)
Other revenue	3,201	3,171	10,001	10,060

Total revenues	211,849	186,300	606,721	548,532

EXPENSES:
Losses and loss adjustment expenses	130,020	131,397	337,983	335,495
Policy acquisition costs, net	48,508	42,427	142,661	124,202
General and administrative expenses, net	21,572	21,911	63,985	61,022
Intangible asset impairment	—	—	—	767

Total expenses	200,100	195,735	544,629	521,486

Operating income (loss)	11,749	(9,435)	62,092	27,046
Interest expense, net	2,755	2,591	8,365	8,211

Income (loss) before income taxes	$8,994	$(12,026)	$53,727	$18,835

Provision (benefit) for income taxes	842	(4,602)	12,481	4,472

Net income (loss)	$8,152	$(7,424)	$41,246	$14,363

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains (losses) on investments	19,711	(4,494)	20,353	4,664
Reclassification adjustment for net realized investment (gains) losses	(6)	379	(17)	390
Income tax (expense) benefit related to items of other comprehensive income	(4,666)	970	(4,816)	(1,188)

Total comprehensive income (loss)	$23,191	$(10,569)	$56,766	$18,229

Weighted average shares outstanding
Basic	30,684,198	26,698,806	30,570,204	25,941,422

Diluted	30,743,461	26,698,806	30,629,467	25,980,931

Earnings (loss) per share
Basic	$0.27	$(0.28)	$1.35	$0.55
Diluted	$0.27	$(0.28)	$1.35	$0.55

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including our strategy of controlled, disciplined growth anchored by continued risk management, stringent and selective underwriting, rating action, including the impact of rate adequacy on future financial results, capital allocation, targeted exposure management and increase of personal lines policies, where appropriate, in certain geographies; the impact of our reinsurance program and earned premium growth on our future ceded premium ratio; our expectation that the headwind from declining policies will moderate; our expectation regarding selective underwriting in Florida and the Northeast, including utilizing our existing sales and marketing teams in those markets; our expectation of losses from Hurricane Milton; our expectations regarding the impacts of legislative changes, including with respect to reinsurance rates; and our expectations regarding unrealized losses or gains. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and conflicts between Russia and Ukraine and in the Middle East; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 13, 2024, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

jlillis@soleburystrat.com